Exhibit F

MML Series Fund
Deferred Compensation Plan
for the Board of Trustees

        1.  The Plan – MML Series Fund (“the Trust”) hereby establishes the MML Series Fund Deferred Compensation Plan (the “Plan”) for the benefit of members of the Board of Trustees of the Trust who are not employees of Massachusetts Mutual Life Insurance Company or its subsidiaries. A Trustee may elect to defer receipt of all of his or her Trustee’s fees beginning with fees earned in the first calendar quarter commencing after the effective date of such election. For purposes of the Plan, “Trustee’s fees” shall mean any compensation payable to a Trustee for services rendered to the Trust in that capacity including fees payable for services as a member of any Committee of the Board of Trustees.

        2.   Reserve Accounts – Each Series of the Trust shall establish and maintain a book account (the “Reserve Account”) in the name of each Trustee who elects to participate in the Plan. Upon a Trustee’s election to defer receipt of Trustee’s fees, the Trust shall credit such amounts to the appropriate Reserve Account at such time as would otherwise be payable to the Trustee and shall also credit to the Reserve Accounts at the end of each calendar quarter an additional amount equal to interest computed at the rate of eight percent (8%) per annum, or at such other rate as the Board of Trustees may from time to time determine, on the average balance held in the Reserve Accounts during such calendar quarter. All right, title and interest in and to all amounts credited to the Reserve Accounts shall at all times be the sole and absolute property of the appropriate Series of the Trust and shall in no event be deemed to constitute a fund or collateral security for the payments under the Plan. All amounts credited to the Reserve Accounts shall for all purposes be a part of the general funds at the appropriate Series of the Trust. To the extent that any Trustee or his or her designee acquires a right to receive payments under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Trust. Neither the Trustee nor his or her designee shall have any interest whatsoever in any amounts credited to the Reserve Accounts.

        3.   Election by Trustees – An election to defer receipt of Trustee’s fees shall be made in writing and shall become effective upon filing with the Trust. An election shall remain in effect unless the Trustee amends or terminates his or her election by a notice in writing filed with the Trust. Any amendment or termination of an election shall be applicable only prospectively to Trustee’s fees earned during calendar quarters following the month of its filing with the Trust, and shall affect amounts previously credited to the Reserve Account. A Trustee may amend or terminate his or her election with respect to the method or time of payment of amounts credited to the Reserve Account, but that such amendment or termination shall not affect amounts previously credited to the Reserve Account.

        4.   Payments – All amounts credited to the Reserve Accounts shall be paid to the Trustee, if living, at the time and in the manner specified in his or her initial election filed with the Trust. The Trustee may elect to receive all amounts credited to the Reserve Accounts in one lump-sum or in a specified number (not to exceed five) of equal annual installment payments. The date on which such lump-sum payment or the initial installment payment shall be made shall be specified in the form of election filed with the Trust and shall be determined by reference to a Trustee’s age and/or the date on which he ceases to be a Trustee.

        5.   Beneficiary Designation – In the event that a Trustee shall die before all amounts credited to the Reserve Accounts shall have been paid to him or her, the Trust shall make payment of the balance of the Reserve Accounts to such person or persons as the Trustee shall designate by notice in writing filed with the Trust. Such payment shall be made in one lump-sum. In the event that a Trustee shall fail to designate any beneficiary, then the balance of the Reserve Accounts shall be paid, in one lump-sum, to the Trustee’s estate.

        6.   Anti-Assignment – The Trustee shall have no right to commute, encumber, pledge, sell, assign or transfer the right to receive payments under the Plan except by his Will or by the laws of descent and distribution. All payments and rights thereto are expressly declared to be non-assignable.

        7.   Incapacity – If any person who becomes entitled to payment under the Plan is a minor, or is, in the opinion of the Trust, unable to care for his or her affairs because of illness or accident, then any payment due shall be paid to a duly-appointed guardian, committee, or other legal representative. If no such representative has been appointed, then payment may be made, in the discretion of the Trust, to a spouse, child, parent, brother or sister, or any other person incurring expenses for the care of, or on behalf of, the person otherwise entitled to payment. Any payment under this paragraph shall, to the extent of such payment, be a complete discharge of the liabilities of the Trust under the Plan.

        8.   Declaration of Trust – The name MML Series Fund is the designation of Trustees under a Declaration of Trust, dated May 28, 1993, as amended from time to time, on file with the Secretary of the Commonwealth of Massachusetts. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees, or agents of the Trust, but the Trust’s property or a specific portion thereof only shall be bound.